Exhibit 5.1

Melissa M. Gleespen Vice President & Corporate Secretary

November 21, 2013

CMS Energy Corporation

One Energy Plaza

Jackson, Michigan 49201

This opinion is given in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by CMS Energy Corporation (the “Corporation”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of Common Stock, $.01 par value, of the Corporation (the “Common Stock”), which may be awarded, issued, or sold to employees of the Corporation pursuant to the Corporation’s Performance Incentive Stock Plan (the “Plan”).

I am of the opinion that when the applicable provisions of the Securities Act are complied with, the Common Stock will be, as and when acquired in accordance with the terms and conditions of the Plan, legally issued, fully paid and non-assessable.

I do not find it necessary for the purposes of this opinion to cover, and accordingly express no opinion as to, the application of the securities or Blue Sky Laws of the various states to the sale of the Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Melissa M. Gleespen

One Energy Plaza – 12th Floor - Jackson, MI 4920 - Telephone: 517 788 2158 - Fax: 517 788 6911

e-mail: melissa.gleespen@cmsenergy.com